QKL Stores Inc. Announces Second Quarter 2010 Financial Results
-- 2Q’10 Revenue Increased 29.5% to $66.1 Million --
-- Quarterly Same Store Sales Increased 13.9%  --
-- 2Q’10 Gross Profit Increased 27.8% to $11.6 Million –
-- Company Reiterates Comfort with 2010 Store Opening Plan --

Daqing, China, August 16, 2010 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the quarter ended June 30, 2010.

Mr. Zhuangyi Wang, Chairman and CEO, said, “Our sales performance in the second quarter continued our long term trend of strong quarterly same store sales growth.  Our execution related to these items is improving rapidly and will position us for greater top and bottom line growth ahead.  Operating expenses were generally in line with where we expected them to be given our store expansion efforts in the coming months.  The opening of our new 19,600 sq. meter distribution center in the second quarter should result in future gross margin growth by facilitating our expansion of direct grocery and non-food purchases from manufacturers, the growth of our private label business and larger purchases of a wider variety of fruits and vegetables from local farmers.”

Second Quarter 2010 Financial Results

Revenue in the second quarter of 2010 increased 29.5% to $66.1 million from $51.0 million in the second quarter of 2009.  Revenue performance reflected the growth of 31 comparable stores, which are stores that have been open for at least one year, as well as sales from the opening of 6 new stores since January 1, 2009.  Same-store sales were approximately $58.1 million in the second quarter of 2010, an increase of 13.9% from $51.0 million in the second quarter of 2009.

Gross profit increased 27.8% year over year to $11.6 million, or 17.5% of net sales, from $9.1 million, or 17.8% of net sales, in the prior year period.  The change in gross profit was primarily attributable to the year over year increase in net sales.

SG&A expenses increased 44.3% to $8.8 million compared to $6.1 million in the prior year period.  This was primarily a result of higher compensation costs, rent expenses, hiring of more employees, and other operating costs related to the Company’s increased store count over the past year.  Operating income decreased 2.7% to $2.7 million from $2.9 million in the second quarter of 2009.

Net income for the second quarter of 2010 increased to $2.1 million, or $0.05 per diluted share, from a net loss of ($11.5 million), or -$0.55 per diluted share in the second quarter of 2009.  Excluding changes in the fair value of warrants for the 2009 second quarter period, adjusted net income for the second quarter of 2010 decreased 9.8 % to $2.1 million, or $0.05 per diluted share, from $2.3 million, or $0.11 per diluted share, in the prior year period. The number of shares used in the computation of diluted EPS increased 32.9% to 39.9 million shares from 30.9 million shares.

As of June 30, 2010, the Company had $59.4 million in unrestricted cash, compared to $46.5 million as of March 31, 2010, and no debt or bank loans.

Retail Store Update

As of June 30, 2010, we operated 37 stores totaling 165,000 sq. meters.  The Company remodeled two existing stores and closed one store in the second quarter of 2010.

Mr. Wang continued, "We remain comfortable with our goal of opening 20 new stores in 2010.  We are working diligently on our expansion plan, and are satisfied with our current progress.  Most of the stores under our store opening plan will be completed by the fourth quarter of this year.  It typically takes 13 weeks to open a new store.  This includes two weeks of designing, 8 weeks to construct the store and three weeks to stock it.  By year end, we expect to have a total of 55 stores occupying an aggregate of 260,000 sq. meters. The majority of the new stores expected to open in the second half of this year are hypermarkets. As these new stores come online in the second half of the year, particularly in the fourth quarter, we expect to see significant revenue increases as compared to the prior year period.  We remain highly optimistic about the long-term growth, sustainability and profitability of our business and believe QKL Stores has quickly established itself as a leading supermarket retail chain in the northeast China region.”

Conference Call

The Company will conduct a conference call to discuss its second quarter 2010 results on Tuesday, August 17, 2010 at 8:30 am ET. Listeners may access the call by dialing #1-719-325-2499. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through August 31st, by dialing #1-719-457-0820; conference ID: 6420253.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In U.S.:	ICR, Inc. In U.S.:
Crystal L. Chen, CFO	Bill Zima
+1-909-895-6516	+1-203-682-8200
In China:	In China:
Mike Li, Investor Relations	Yuening Jiang
+86-459-460-7987	+86-10-6599-7965

(Financial Tables on Following Pages)

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,

	2010	2009	2010	2009

Net sales	$147,705,707	$117,842,219	$66,099,594	$51,037,146
Cost of sales	121,584,917	97,002,702	54,504,918	41,967,140
Gross profit	26,120,790	20,839,517	11,594,676	9,070,006

Operating expenses:
Selling expenses	13,983,993	10,631,419	7,117,955	5,443,808
General and administrative expenses	3,898,871	2,165,650	1,731,613	685,644
Total operating expenses	17,882,864	12,797,069	8,849,568	6,129,452

Income from operations	8,237,926	8,042,448	2,745,108	2,940,554

Non-operating income (expense):
Increase (decrease) in fair value of warrants	7,801,649	(13,438,420)	-	(-13,797,941)
Interest income	344,928	153,106	195,810	89,447
Interest expense	(10,381)	(20,796)	(8,201)	-
Total non-operating income (loss)	8,136,196	(13,306,110)	187,609	(-13,708,494)

Income (loss) before income taxes	16,374,122	(5,263,662)	2,932,717	(10,767,940)

Income taxes	2,378,902	2,156,759	820,348	687,178

Net income (loss)	$13,995,220	$(7,420,421)	$2,112,369	$(11,455,118)

Comprehensive income statement:
Net income (loss)	$13,995,220	$(7,420,421)	$2,112,369	$(11,455,118)
Foreign currency translation adjustment	45,485	355,807	173,612	3,619
Comprehensive income (loss)	$14,040,705	$(7,064,614)	$2,285,981	$(11,451,499)

Weighted average number of shares outstanding:
Basic	29,613,671	20,882,353	29,667,924	20,882,353
Diluted	40,332,126	20,882,353	39,859,213	20,882,353

Earnings per share:
Basic	$0.47	$(0.36)	$0.07	$(0.55)
Diluted	$0.35	$(0.36)	$0.05	$(0.55)

 QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30, 2010	Dec. 31, 2009
	(Unaudited)

ASSETS
Cash	$59,425,047	$45,912,798
Restricted cash	126,071	181,836
Accounts receivable	251,257	283,929
Inventories	19,015,610	24,691,156
Other receivables	14,035,311	13,980,572
Prepaid expenses	3,278,525	2,993,191
Advances to suppliers	3,006,059	2,965,139
Deferred income tax assets	675,142	417,788
Total current assets	99,813,022	91,426,409
Property, plant and equipment, net	18,765,300	29,402,630
Land use rights, net	741,833	753,226
Goodwill	19,304,862	19,280,509
Other assets	399,593	408,391

Total assets	$139,024,610	$141,271,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$22,887,547	$29,244,923
Cash card and coupon liabilities	7,562,001	7,721,630
Customer deposits received	694,888	3,862,890
Accrued expenses and other payables	7,110,101	6,656,089
Income taxes payable	1,307,798	1,154,229
Total current liabilities	39,562,335	48,639,761
Warrant liabilities	-	44,304,034

Total liabilities	39,562,335	92,943,795

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000 shares, issued and outstanding 29,682,441 and 29,475,983 shares at June 30, 2010 and December 31, 2009, respectively	29,682	29,476
Series A convertible preferred stock, par value $0.01, authorized 10,000,000 shares, issued and outstanding 7,356,698 and 7,548,346 at June 30, 2010 and December 31, 2009, respectively	73,567	75,483
Additional paid-in capital	90,287,127	53,191,217
Retained earnings – appropriated	4,913,072	4,913,072
Accumulated deficit	(-240,891)	(14,236,111)
Accumulated other comprehensive income	4,399, 718	4,354,233

Total stockholders’ equity	99,462,275	48,327,370

Total liabilities and stockholders’ equity	$139,024,610	$141,271,165

QKL STORES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,995,220	$	(-7,420,421)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation – property, plant and equipment	2,309,342		1,163,183
Amortization	13,662		13,571
Share-based compensation	591,814
Deferred income tax	(256,827)
Change in fair value of warrants	(7,801,649)		13,438,420
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	33,031
Inventories	5,706,734		1,188,388
Other receivables	(37,080)		162,191
Prepaid expenses	(272,240)		23,547
Advances to suppliers	401,054		530,497
Accounts payable	(6,394,315)		(-535,559)
Cash card and coupon liabilities	(169,382)		476,596
Customer deposits received	(3,172,881)		(1,634,551)
Accrued expenses and other payables	187,656		319,162
Income taxes payable	152,112		(573,684)
Net cash provided by operating activities	5,286,251		7,151,340

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,831,895)		(3,103,502)
Refund of office building purchase payment	11,015,480
Decrease of restricted cash	55,765		90,677
Net cash used in investing activities	8,239,350		(3,012,825)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of bank loan	-		(2,191,947)
Net cash used in financing activities	-		(2,191,947)

Effect of foreign currency translation	(13,352)		45,256

Net increase in cash
Cash – beginning of period	45,912,798		19,285,021
Cash – end of period	$59,425,047		$21,276,845

Supplemental disclosures of cash flow information:
Interest received	344,928		153,106
Interest paid	$10,381		$20,796
Income taxes paid	$2,495,550		$2,681,834